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            			    COMDIAL CORPORATION AND SUBSIDIARIES
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									                                                  Exhibit 11

Statement re Computation of Per Share Earnings
                                   					   Three Months Ended    Nine Months Ended
				                                   September 29,  October 1, September 29,  October 1,
					                                      1996         1995         1996         1995
PRIMARY
Net income applicable to common shares:    $908,000   $1,739,000    $465,000    $9,033,000

Weighted average number of common:
  shares outstanding during the period    8,577,667    7,650,398   8,444,399     7,242,802
Add - common equivalent shares (determined
  using the ""treasury stock"" method) repre-
  senting shares issuable upon exercise of:
  Stock options                              58,760      260,011     113,137       238,927
Weighted average number of shares used in cal-
  culation of primary earnings per
  common share                            8,636,427    7,910,409   8,557,536     7,481,729


Earnings per common share:                    $0.11        $0.22       $0.05         $1.21

FULLY DILUTED
Net income applicable to common shares     $908,000   $1,739,000    $465,000    $9,033,000
Adjustments for convertible securities:
  Dividends paid on convertible
  preferred stock                                 -       65,000          -        350,000
"Net income applicable to common shares
   assuming conversion of above securities $908,000   $1,804,000    $465,000    $9,383,000

Weighted average number of shares used in
  calculation of primary earnings per
  common share                            8,636,427    7,910,409   8,557,536     7,481,729
Add (deduct) incremental shares representing:
  Shares issuable upon exercise of stock
    options included in primary calculation (58,760)    (260,011)   (113,137)     (238,927)
  Shares issuable based on period-end market
    price or weighted average price:
    Convertible preferred stocks                 -       394,745          -        703,342
  Stock options                              57,474      262,350     112,100       292,688
Weighted average number of shares used in
  calculation of fully diluted earnings
  per common share                        8,635,141    8,307,493   8,556,499     8,238,832

Fully diluted earnings per common share       $0.11        $0.22       $0.05         $1.14

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